RESTATED CERTIFICATE OF INCORPORATION

OF

DST SYSTEMS, INC.

_____________________________

DST Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies that:

A.           The name of the corporation is DST Systems, Inc.  The corporation was originally incorporated under the same name and the original certificate of incorporation was filed with the Secretary of State of Delaware on February 23, 1983.

B.           This Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware by the Board of Directors of the corporation, without a vote of the stockholders of the corporation.  This Restated Certificate of Incorporation of the corporation restates and integrates but does not further amend the Certificate of Incorporation of the corporation, as theretofore amended and supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

C.           The Restated Certificate of Incorporation so adopted reads in full as follows:

FIRST.        The name of the corporation is DST Systems, Inc.

SECOND.   The Corporation's registered office in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name and address of its registered agent is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

THIRD.               The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH.   The aggregate number of shares of stock which the Corporation shall have authority to issue is 410,000,000 shares, divided into classes and with par values as follows:

Class	Number of Shares In Class	Par Value Per Share

Common Stock	400,000,000	$0.01

Preferred Stock	10,000,000	$0.01

A.         The powers, preferences, and rights, and the qualifications, limitations, or restrictions thereof, of the shares of the Common Stock are as follows:

1.         Dividends.  The holders of the outstanding shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available for the purpose, dividends at such rate as shall be determined by the Board of Directors.  The dividends authorized by this paragraph shall not be cumulative; further, the holders of Common Stock shall not have any rights to dividends for any year or other period of time for which no dividends are declared by the Board of Directors.

2.         Liquidation Rights.  In the event of any liquidation, dissolution or winding up of this Corporation, whether voluntary or involuntary, the assets of the Corporation, if any, remaining for distribution to holders of Common Stock, shall be distributed to the holders of Common Stock.

3.         Voting Rights.  The holders of Common Stock shall be entitled to vote on the basis of one vote for each share held.

B.         The Board of Directors is hereby expressly authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a "Certificate of Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.  The number of authorized shares of the Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Certificate of Designation.

FIFTH.        The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.         The business and affairs of the Corporation shall be managed and controlled by a Board of Directors consisting of not less than three (3) nor more than eleven (11) persons.  The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed exclusively from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors (the "Whole Board").  The directors, other than those who may be elected by the holders of any class or series of Preferred Stock, shall be divided into three classes, as nearly equal in number as reasonably possible.  Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which the director was elected.  Notwithstanding the foregoing, (i) at the 2016 annual meeting of stockholders, the directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2017 annual meeting of stockholders; (ii) at the 2017 annual meeting of stockholders, the directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2018 annual meeting of stockholders; and (iii) at the 2018 annual meeting of stockholders and each annual meeting of stockholders thereafter, all directors shall be elected for a one-year term expiring at the next annual meeting of stockholders.  Pursuant to such procedures, effective as of the 2018 annual meeting of stockholders, the Board of Directors will no longer be classified under Section 141(d) of the Delaware General Corporation Law and directors shall no longer be divided into classes.  Prior to the 2018 annual meeting of stockholders, if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible.  In no case will a decrease in the number of directors shorten the term of any incumbent director.  A director shall hold office until the annual meeting of stockholders for the year in which his or her term expires and until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal from office.

B.         Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies of any type in the Board of Directors including those resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled by a majority vote of the directors then in office, though less than a quorum, or by a sole remaining director.  Until the 2018 annual meeting of stockholders, any director of a class elected to fill a vacancy resulting from an increase in the number of directors in such class shall hold office for a term that shall coincide with the remaining term of that class.  From and after the 2018 annual meeting of stockholders, any director elected to fill a vacancy resulting from an increase in the number of directors shall hold office for a term expiring at the next annual meeting of stockholders.  Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

C.         Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the Whole Board, (i) until the 2018 annual meeting of stockholders, and in accordance with Section 141(k) of the Delaware General Corporation Law, may be removed from office at any time, but only for cause, and (ii) from and after the 2018 annual meeting of stockholders, may be removed from office at any time, with or without cause, in each case by the affirmative vote of the majority of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"); provided, however, that on and after the day following the Trigger Date (as hereinafter defined in this Article FIFTH, Section D.2), a director may be removed from office under clause (i) or (ii) only by the affirmative vote of the holders of at least seventy percent (70%) of the Voting Stock.

D.         For purposes of this Article FIFTH, and Article SIXTH, SEVENTH, ELEVENTH and TWELFTH hereof:

1.         "KCSI" shall mean Kansas City Southern Industries, Inc., a Delaware Corporation, or any eighty percent (80%) owned subsidiary of Kansas City Southern Industries, Inc.

2.         "Trigger Date" shall mean the first date on which KCSI ceases to directly or indirectly own thirty percent (30%) or more of the Voting Stock.

E.         Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the Whole Board, upon not less than 10 nor more than 60 days' written notice.

F.         Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

SIXTH.       The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation.  Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Whole Board.  The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that on and after the day following the Trigger Date, in addition to any vote of the holders of any class or series of stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least seventy percent (70%) of the Voting Stock shall be required to adopt, amend or repeal any provisions of the Bylaws of the Corporation.

SEVENTH.

A.         Except as otherwise expressly provided in this Section:

1.         any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined in this Article SEVENTH, Section C.6) with (i) any Interested Stockholder (as hereinafter defined in this Article SEVENTH, Section C.2) or (ii) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined in this Article SEVENTH, Section C.5) of an Interested Stockholder; or

2.         any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder, or any Affiliate of any Interested Stockholder, of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined in this Article SEVENTH, Section C.8) equaling or exceeding twenty-five percent (25%) or more of the combined assets of the Corporation and its Subsidiaries; or

3.         the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value equaling or exceeding twenty-five percent (25%) of the combined assets of the Corporation and its Subsidiaries except pursuant to an employee benefit plan of the Corporation or any Subsidiary thereof; or

4.         the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Stockholder or any Affiliate of any Interested Stockholder; or

5.         any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder (a "Disproportionate Transaction"); provided, however, that no such transaction shall be deemed a Disproportionate Transaction if the increase in the proportionate ownership of the Interested Stockholder or Affiliate as a result of such transaction is no greater than the increase experienced by the other stockholders generally;

shall require the affirmative stockholder vote that is required by applicable law or this Certificate of Incorporation; provided, however, that on and after the day following the Trigger Date, the transactions referred to in any one or more of paragraphs 1 through 5 of Section A of this Article SEVENTH shall require the affirmative vote of the holders of at least seventy percent (70%) of the Voting Stock, voting together as a single class.  Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified by law or by any other provisions of this Certificate of Incorporation or any Certificate of Designation or in any agreement with any national securities exchange or quotation system or otherwise.

The term "Business Combination" as used in this Article SEVENTH shall mean any transaction which is referred to in any one or more of paragraphs 1 through 5 of Section A of this Article SEVENTH.

B.         The provisions of Section A of this Article SEVENTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote, or such vote as is required by law or by this Certificate of Incorporation, if the Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined in this Article SEVENTH, Section C.7).

C.         For the purposes of this Article SEVENTH:

1.         a "Person" shall include an individual, a group acting in concert, a corporation, a partnership, a limited liability company, a limited liability partnership, an association, a joint venture, a pool, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities.

2.         "Interested Stockholder" shall mean any Person (other than the Corporation, any Holding Company (as hereinafter defined in this Article SEVENTH, Section C.9) or Subsidiary thereof or KCSI (as defined in Article FIFTH, Section D.1 hereof)) who or which:

(a)         is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock; or

(b)         is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding Voting Stock; or

(c)         is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

3.         A Person shall be a "Beneficial Owner" of any Voting Stock:

(a)         which such Person or any of its Affiliates or Associates (as hereinafter defined in this Article SEVENTH, Section C.5) beneficially owns, directly or indirectly within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as in effect on September 1, 1995; or

(b)         which such Person or any of its Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding (but neither such Person nor any such Affiliate or Associate shall be deemed to be the beneficial owner of any shares of Voting Stock solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, and with respect to which shares neither such Person nor any such Affiliate or Associate is otherwise deemed the Beneficial Owner); or

(c)         which is beneficially owned, directly or indirectly within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as in effect on September 1, 1995, by any other Person with which such Person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purposes of acquiring, holding, voting (other than solely by reason of a revocable proxy as described in Subparagraph (b) of this Paragraph 3) or in disposing of any shares of Voting Stock;

provided, however, that (1) no director or officer of this Corporation (or any affiliate of any such director or officer) shall, solely by reason of any or all of such directors or officers acting in their capacities as such, be deemed, for any purposes hereof, to beneficially own any Common Stock beneficially owned by any other such director or officer (or any affiliate thereof), and (2) neither any employee stock ownership or similar plan of this Corporation or any Subsidiary of this Corporation nor any trustee with respect thereto (or any affiliate of such trustee) shall, solely by reason of such capacity of such trustee, be deemed, for any purposes hereof, to beneficially own any Common Stock held under any such plan.  For purposes of computing the percentage beneficial ownership of Common Stock of a Person, the outstanding Common Stock shall include shares deemed owned by such Person through application of this subsection but shall not include any other Common Stock which may be issuable by this Corporation pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.  For all other purposes, the outstanding Common Stock shall include only Common Stock then outstanding and shall not include any Common Stock which may be issuable by this Corporation pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise.

4.         For the purpose of determining whether a Person is an Interested Stockholder pursuant to Paragraph 2 of Section C of this Article SEVENTH, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of Paragraph 3 of Section C of this Article SEVENTH but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

5.         "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on September 1, 1995.

6.         "Subsidiary" means any corporation of which a majority of any class of Equity Security (as that term is defined in Section 3(a)(11) of the Securities and Exchange Act of 1934, as in effect on September 1, 1995) is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in Paragraph 2 of Section C of this Article SEVENTH, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

7.         "Disinterested Director" means any member of the Board of Directors who is unaffiliated with the Interested Stockholder and who was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any director who is thereafter chosen to fill any vacancy on the Board of Directors or who is elected and who, in either event, is unaffiliated with the Interested Stockholder, and in connection with his or her initial assumption of office is recommended for appointment or election by a majority of Disinterested Directors then on the Board of Directors.

8.         "Fair Market Value" means: (a) in the case of stock, the highest closing sale price of the stock during the 30-day period immediately preceding the date in question of a share of such stock admitted to trading on a principal United States securities exchange registered under the Securities Exchange Act of 1934, or if such stock is admitted to trading on the National Association of Securities Dealers Automated Quotations ("NASDAQ") System or any system then in use, the Fair Market Value shall be the highest closing sale price reported during the 30-day period preceding the date in question, or, if no such quotations are available, the Fair Market Value on the date in question of a share of such stock as determined by the Board of Directors in good faith, in each case with respect to any class of stock, appropriately adjusted for any dividend or distribution in shares of such stock or in combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock, and (b) in the case of property other than cash or stock, the Fair Market Value of such property on the date in question as determined by the Board of Directors in good faith.

9.         "Holding Company" shall mean any Person that directly or indirectly owns eighty percent (80%) or more of the Corporation's Voting Stock.

D.         A majority of the Disinterested Directors of the Corporation shall have the power and duty to determine for the purposes of this Article SEVENTH, on the basis of information known to them after reasonable inquiry, (a) whether a person is an Interested Stockholder; (b) the number of shares of Voting Stock beneficially owned by any person; (c) whether a person is an Affiliate or Associate of another; and (d) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has an aggregate Fair Market Value equaling or exceeding 25% of the combined assets of the Corporation and its Subsidiaries.  A majority of the Disinterested Directors shall have the further power to interpret all of the terms and provisions of this Article SEVENTH.

E.         Nothing contained in this Article SEVENTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

EIGHTH.    The Board of Directors of the Corporation, when evaluating any offer of another Person (as defined in Article SEVENTH, Section C.1 hereof) to (A) make a tender or exchange offer for any Equity Security (as that term is defined in Section 3(a)(11) of the Securities and Exchange Act of 1934, as in effect on September 1, 1995) of the Corporation, (B) merge or consolidate the Corporation with another corporation or entity or (C) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, may, in connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its stockholders, give due consideration to all relevant factors, including, without limitation, the social and economic effect of acceptance of such offer on the Corporation's present and future customers and employees and those of its Subsidiaries (as defined in Article SEVENTH, Section C.6 hereof); on the communities in which the Corporation and its Subsidiaries operate or are located; on the ability of the Corporation to fulfill its corporate objectives as set forth in Article THIRD of this Certificate of Incorporation.

NINTH.

A.         Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, including, without limitation, any Subsidiary (as defined in Article SEVENTH, Section C.6 hereof), partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by reason of such indemnitee acting in any such capacity; provided, however, that, except as provided in Section C of this Article NINTH with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B.         The right to indemnification conferred in Section A of this Article NINTH shall include the right to have the Corporation pay the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication"), that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise.  The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article NINTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

C.         If a claim under Section A or B of this Article NINTH is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim.  If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit.  In any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment).  Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit.  In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article or otherwise shall be on the Corporation.

D.         The rights to indemnification and to the advancement of expenses conferred in this Article NINTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors (as defined in Article SEVENTH, Section C.7 hereof) or otherwise.

E.         The Corporation may maintain insurance, at its own expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under this Certificate of Incorporation or the Delaware General Corporation Law.

F.         The Corporation may, to the extent authorized from time to time by a majority vote of the Disinterested Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article NINTH with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

TENTH.             A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for beach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.  If the Delaware General Corporation Law is hereafter amended after September 1, 1995 to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ELEVENTH.  Any action required or permitted to be taken by the stockholders of this Corporation may be taken by a consent in writing by such stockholders pursuant to Section 228 of the Delaware General Corporation Law; provided, however, that on and after the day following the Trigger Date, any action required or permitted to be taken by the stockholders of this Corporation may be effected only at a duly called annual or special meeting of such holders and may not be effected by a consent in writing by such stockholders in lieu of a meeting.  At any annual meeting or special meeting of stockholders of this Corporation, only such business shall be conducted as shall have been brought before such meeting in the manner provided in the Bylaws of this Corporation.

TWELFTH.  The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that on and after the day following the Trigger Date, notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 70% of the Voting Stock, voting together as a single class, shall be required to amend or repeal this Article TWELFTH, Article FIFTH, Article SIXTH, Article SEVENTH, Article EIGHTH, Article NINTH, Article TENTH and Article ELEVENTH.

IN WITNESS WHEREOF, DST Systems, Inc. has caused this restated certificate to be signed by Stephen C. Hooley, its Chairman, Chief Executive Officer and President, this 12th day of May, 2015.

DST SYSTEMS, INC.

By:	/s/ Stephen C. Hooley
Name:	Stephen C. Hooley
Title:	Chairman, Chief Executive Officer and President